Exhibit B-2

ASSET CONTRIBUTION AGREEMENT

by and between

TRANSLink Transmisson Company, LLC

and

[                               ]

Dated:           , 2002

ASSET CONTRIBUTION AGREEMENT

     THIS ASSET CONTRIBUTION AGREEMENT (together with all Schedules and Exhibits attached hereto, the “Agreement”) is executed as of      , 2002 (the “Closing Date”), by and between TRANSLink Transmission Company, LLC, a Delaware limited liability company (“TRANSLink”), and      , a       corporation (the “Contributor”).

R E C I T A L S

     A.     TRANSLink has been formed with the intent of pursuing, among other things, a program for compliance with the Federal Energy Regulatory Commission (“FERC”) Order No. 2000;

     B.     The Contributor desires to transfer to TRANSLink, and TRANSLink desires to receive, certain of the Contributor’s Transmission Assets (the “Transmission Assets”) in exchange for Class A Interests in TRANSLink, all upon the terms and conditions set forth herein and in the Definitive Agreements;

     C.     It is anticipated that certain other Participants will contribute certain of their transmission assets to TRANSLink pursuant to separate but substantially and materially similar Asset Contribution Agreements between TRANSLink and such Participants.

     NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

     1.1. Definitions.

     Capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in that certain Schedule of Definitions for Transfer Agreements, attached hereto as Schedule 1.1, provided, however, for purposes of this Agreement: (a) “Closing Date” means the date first set forth above; (b) “Operations Date” means the “Closing Date” or the “Operations Date”, whichever occurs later; and (c) “RTO” means       [specific RTO to be referenced].

ARTICLE II
CLASSIFICATION OF CERTAIN TRANSMISSION ASSETS

     2.1. Classification of Transmission Assets.

     Transmission Substation Land Rights shall be classified pursuant to Section 2.3.

     2.2. Assignment of Transmission Line Land Rights.

     Each Transmission Line Land Right contributed under this Agreement shall be contributed on a circuit basis. To the extent allowed under State Code, land rights will be assigned to TRANSLink for the purpose of constructing, operating, maintaining and repairing a transmission line(s), with a reservation to the Contributor for the purposes of constructing, operating, maintaining and repairing a distribution line(s).

     2.3. Transfer of Transmission Substation Land Rights.

     Transmission Substation Land Rights shall each be transferred according to the following rules:

     (a)  Transmission Only. A specific Transmission Substation shall be classified as “Transmission Only” if, as of the Operations Date and assuming the completion of construction of all Intended Distribution Facilities, it is used solely for Transmission, and no part of such Transmission Substation, or portion of the electrical capacity thereof, is used for Distribution or in connection with the generation of electricity; provided, however, that Distribution to any part of the Transmission Substation itself shall be deemed not to be Distribution for the purposes of this sentence. Except at Generation sites, and unless agreed to by both parties in advance of the land transfer, the land rights for a Transmission Only substation(s) shall be conveyed in the manner in which they are held either in fee, by easement or by lease to TRANSLink. At Electric Generation facilities, land rights for Transmission Substations will be conveyed in the form of an exclusive easement by the Contributor to TRANSLink. In the event the Contributor would elect to sell the Generation Facility impacted by a Transmission Substation easement, the Contributor will, at the sole election of TRANSLink, will create a legal parcel as necessary to transfer fee interest to TRANSLink prior to closing of the sale of the real estate.

     (b)  Joint. A specific Transmission Substation shall be classified as “Joint ” if, as of the Operations Date and assuming the completion of construction of all Intended Distribution Facilities:

          (i) the Transmission Substation or any portion of the electrical capacity is used for Distribution as well as Transmission; provided, however, that Distribution to any part of the Transmission Substation itself shall be deemed not to be Distribution for the purposes of this sentence; or

          (ii) the Transmission Substation is used in connection with the generation of electricity.

“Joint” substation land rights shall be retained by the Contributor, with an easement or other appropriate reservation to TRANSLink for the purposes of constructing, operating, maintaining and repairing transmission substation equipment and facilities.

     2.4. Classification and Disputes.

     The classification of Transmission Substation Land Rights, as determined in accordance with Sections 2.1 through 2.3, shall be listed on Schedule 3.3 and Schedule 3.4, respectively. If TRANSLink and the Contributor are unable to agree on the classification of a particular item, any such dispute shall be resolved in accordance with Section 14.11 hereof.

ARTICLE III
TRANSMISSION ASSETS

     3.1. Transmission Assets.

     Subject to the terms and conditions of this Agreement, as of the Operations Date, the Contributor shall assign, transfer, convey and deliver to TRANSLink, as a capital contribution, free and clear of all Encumbrances (other than Permitted Encumbrances), all right, title and interest to the Transmission Assets, in each instance in the manner specified in this Article III.

     3.2. Transmission Lines. The Contributor shall contribute, as of the Operations Date, the Transmission Lines identified in Schedule 3.2, in each instance pursuant to a deed, grant of easement, bill of sale, sublease, or other instrument of assignment in a form reasonably acceptable to TRANSLink.

     3.3. Transmission Substations. The Contributor shall contribute, as of the Operations Date, the Transmission Substations identified in Schedule 3.3, in each instance pursuant to a deed, grant of easement, bill of sale, sublease, or other instrument of assignment in a form reasonably acceptable to TRANSLink.

     3.4. Additional Transmission Assets. The Contributor shall contribute, as of the Operations Date, the Transmission Assets identified in Schedule 3.4, in each instance, in such manner as is reasonably acceptable to TRANSLink.

     3.5. Permits.

     Schedule 3.5 sets forth a comprehensive list of all building permits, certificates of occupancy, utility reservations or allocations, certificates of compliance, railroad licenses, permits and crossing agreements and any other licenses, permits, authorizations, certificates, or approvals (collectively, the “Permits”) that are necessary for TRANSLink to operate the Transmission Assets. The Contributor shall assign, as of the Operations Date, all Permits to TRANSLink, in each instance, in such manner as is reasonably acceptable to TRANSLink. Such assignment shall be non-exclusive to the extent that a Permit relates to other assets owned, leased, or operated by the Contributor. To the extent that the Contributor is unable to assign one or more of the Contributor’s Permits necessary for the operation of the Transmission Assets, then, in each such instance, the Contributor shall, to the extent reasonably requested by TRANSLink, use all reasonable efforts to secure for TRANSLink such Permits.

     3.6. Contracts.

     (a)  Schedule 3.6(a) sets forth a comprehensive list of all contracts, agreements, instruments and documents necessary for the operation of the Transmission Assets as well as all third party contracts including those allowing for joint use of Contributor’s poles, towers, etc. (collectively, the “Contracts”). The Contributor shall assign, as of the Operations Date, all Contracts to TRANSLink, in each instance pursuant to an instrument of assignment that is reasonably acceptable to TRANSLink. At TRANSLink’s option, joint use contracts may be retained by the Contributor, in which case the Contributor will administer the contracts, collect fees, and pass revenue to TRANSLink and be reimbursed for its expenses. Such assignment shall be non-exclusive to the extent that a Contract relates to other assets owned, leased, or operated by the Contributor. To the extent that the Contributor is unable to assign one or more of the Contributor’s Contracts necessary for the operation of the Transmission Assets, then, in each such instance, the Contributor shall, to the extent reasonably requested by TRANSLink, use all reasonable efforts to secure for TRANSLink a contract or arrangement with each applicable third party, or specify TRANSLink as the designated agent for administering such Contract(s), in each instance, on terms similar in all material respects to the terms set forth in the Contributor’s Contract or arrangement with each such third party.

     (b)  Schedule 3.6(b) sets forth a list of the Contributor’s Contracts that are Grandfathered Agreements. During the Term, TRANSLink shall administer the Grandfathered Agreements on behalf of the Contributor, and all revenues collected under such Grandfathered Agreements shall be paid by TRANSLink to the Contributor in accordance with Article V hereof.

     (c)  TRANSLink and the Contributor shall negotiate in good faith to enter into all additional agreements or arrangements, consistent with the terms of this Agreement, which are necessary for TRANSLink to operate the Transmission Assets.

     3.7. Construction Work In Progress.

     (a)  As of the Operations Date, all Construction Work In Progress identified in Schedule 3.7 shall be conveyed, assigned and transferred to TRANSLink, in each instance, in such manner as is reasonably acceptable to TRANSLink.

     (b)  The Contributor shall assign to TRANSLink as of the Operations Date, all rights and contracts pertaining to the Construction Work in Progress to enable TRANSLink to continue the Construction Work in Progress.

     (c)  If so requested by the Contributor, the Contributor and TRANSLink shall negotiate in good faith the terms of an agreement whereby the Contributor shall be obligated to complete the Construction Work in Progress.

     3.8. Personal Property.

     The Contributor shall transfer to TRANSLink, pursuant to a bill of sale, assignment, or other instrument in a form reasonably acceptable to TRANSLink, as of the Operations Date, the equipment and other items of personal property of the Contributor that are owned or leased by the Contributor that are identified in Schedule 3.8 (the “Personal Property”), either generically or specifically (provided, however, that all such items with a Contribution Value of over $25,000 shall be identified specifically).

     3.9. Inventory.

     The Contributor shall transfer to TRANSLink, pursuant to a bill of sale or other instrument in a form reasonably acceptable to TRANSLink, as of the Operations Date, the inventory of the Contributor that is identified in Schedule 3.9. At TRANSLink’s request, items used and useful in the operation of the Transmission Line Facilities or Transmission Substation Facilities, or in managing Transmission Line Land Rights or Transmission Substation Land Rights, and not otherwise used or useful in the Contributor’s business shall be transferred to TRANSLink on terms acceptable to both parties.

     3.10. Warranties.

     Schedule 3.10 sets forth all warranties (the “Warranties”) applicable to the Transmission Assets. The Contributor shall assign to TRANSLink, as of the Operations Date, all of the Contributor’s right, title and interest in such Warranties, in each instance, in such manner as is reasonably acceptable to TRANSLink.

     3.11. Allocation of Liability.

     (a)  Prior to the Operations Date, the Contributor shall be responsible and liable for the operation of the Transmission Assets and for the performance of all obligations associated therewith.

     (b)  From and after the Operations Date, TRANSLink shall be responsible and liable for the operation of the Transmission Assets and for the performance of all obligations associated therewith, except as otherwise provided herein.

     3.12. Title Insurance, Surveys and Subdivision.

     (a)  Title & Survey. Within fifteen (15) Business Days after the Operations Date, the Contributor shall obtain at its expense:

          (i) for each Transmission Only Transmission Substation Fee Interest: (x) to the extent permitted by state law, one or more commitments for title insurance and one or more title policies, all of which together (A) set forth the status of the title of the parcel and all liens, claims, encumbrances, easements, rights-of-way, encroachments, reservations, restrictions and other matters affecting the parcel and (B) cover the value of the land, exclusive of the value of any improvements thereon; (y) a Survey of the parcel; and (z) a list of equipment located on the Transmission Substation parcel;

          (ii) for each Transmission Only Transmission Substation on an easement or lease, a report of title and a survey; and

          (iii) for each Joint Use Transmission Substation, a copy of each site plan that is in the Contributor’s possession or control.

     (b)  Subdivision of Parcels. In the event that the Contributor reasonably determines that a Transmission Only Transmission Substation Fee Interest or Transmission Only Transmission Line Fee Interest contains more land than is necessary for the operation, use, maintenance and replacement of the Transmission Substation Facility and/or Transmission Facility located thereon, together with ingress and egress thereto, the Contributor may upon written notice to TRANSLink no later than thirty (30) days before filing for subdivision approval, and at the cost and expense of the Contributor, subdivide the Transmission Only Transmission Substation Fee Interest or Transmission Only Transmission Line Fee Interest into two or more parcels so that the parcel to be conveyed contains only the land actually necessary for the operation, use, maintenance, Expansion and replacement of the Transmission Substation Facility and/or Transmission Facility located thereon, together with ingress and egress thereto. In the event that the Contributor determines that a parcel should be subdivided, and in spite of the efforts of the parties hereto, the parcel has not, as of the Operations Date, been subdivided because the Contributor was unable to obtain all necessary governmental approvals prior to the Operations Date, then, on the Operations Date, at the Contributor’s sole election, a document escrow shall be established with the title company coordinating document recordation pursuant to the terms of an escrow agreement, substantially in a form reasonably acceptable to the Contributor and TRANSLink. Pursuant to such escrow agreement, the Contributor shall place in escrow two signed and acknowledged deeds. One deed shall be to the entire undivided parcel and the second deed shall identify the subdivided parcel with the projected legal description following governmental approval and recordation of the subdivided parcel but with blanks for the recording information to be obtained following recordation of the certified survey map. The two deeds shall be held by the title company under the escrow agreement, which shall direct that the title company (x) complete and record the deed to the subdivided parcel following governmental approval of the certified survey map and the assignment of a map number and other information necessary for recordation or (y) if such map has not been recorded within six months following the Operations Date, to record the deed to the larger undivided parcel, whereupon an equitable adjustment shall be made between the Contributor and TRANSLink.

     3.13. Documented Construction Projects.

     (a)  Schedule 3.13 identifies all Documented Construction Projects of the Contributor, their location and anticipated completion date and cost. The Contributor shall, upon the completion of any such Documented Construction Projects, contribute, or cause to be contributed, such Transmission Line to TRANSLink using the same method as it used in connection with the contribution of Transmission Assets on the Operations Date, in each instance, in such manner as is reasonably acceptable to TRANSLink.

     (b)  The representations, warranties, covenants and indemnities set forth in this Agreement shall apply to the Contributor’s transfer of the Documented Construction Projects to TRANSLink.

     3.14. Land Rights. From and after the Operations Date, the Contributor shall provide reasonable access to TRANSLink (or make such other arrangements as may be necessary) to all “Joint Use” (as set forth in Section 2.3(b) above) Transmission Line Land Rights and Transmission Substation Land Rights that TRANSLink, in good faith, determines are necessary to operate the Transmission Assets. With respect to New Assets (as defined in Section 6.2(b) below), TRANSLink and the Contributor shall negotiate, in good faith, the appropriate arrangement(s) (e.g., lease, fee, easement, etc.) necessary regarding the applicable Transmission Line Land Rights and Transmission Substation Land Rights that will permit TRANSLink to operate such New Assets, as applicable, pursuant to the terms of this Agreement, and any such arrangements with respect to the New Assets shall survive the termination of this Agreement and shall remain in full force and effect. Any dispute among TRANSLink and the Contributor with respect to (i) such Transmission Line Land Rights and Transmission Substation Land Rights, or (ii) the immediately preceding sentence, shall be resolved in accordance with Section 14.11 hereof.

ARTICLE IV
RIGHTS AND OBLIGATIONS OF TRANSLINK

     4.1. Transfer of Control. Subject to the terms of this Agreement, and effective as of the Operations Date, the Contributor shall transfer and contribute the Transmission Assets to TRANSLink and TRANSLink shall begin exercising control over the Transmission Assets, all in conjunction with the transfer of ownership pursuant to this Agreement. For purposes of the foregoing, this shall include (i) actual and functional possession and control of the Transmission Assets for the purpose of providing, among other things, safe, reliable, non-discriminatory transmission service under any applicable OATT in compliance with the requirements of FERC; and (ii) administration of the TRANSLink Rate Schedule and any agreements and protocols established between TRANSLink and the RTO, in each case as more specifically described below.

     (a)  As of the Operations Date, TRANSLink shall own, and exercise control over the, Transmission Assets. In addition, for all Transmission Assets, as of the Operations Date, TRANSLink shall direct and supervise, in coordination with the Contributor’s operation of a Control Area or Subordinate Load Balancing Area if applicable and the agreements and protocols established between TRANSLink and the RTO, (i) the operation and control of all Transmission Assets, (ii) the assumption of transmission service responsibilities under the Contributor’s transmission service agreements, other than those Grandfathered Agreements set forth in Schedule 3.6(b), (iii) the administration of the Contributor’s Grandfathered Agreements, as set forth in Schedule 3.6(b), (iv) procurement of Ancillary Services, and (v) services including, but not limited to: coordinating switching lines and transformers into and out of service; controlling real and reactive power flows (including scheduling and/or controlling reactive power resources); monitoring and controlling voltage levels; coordinating with the operators of the distribution facilities; having exclusive authority to maintain short-term reliability; receiving, confirming and scheduling interchange transactions; implementing redispatch procedures; approving and disapproving scheduled maintenance outages of transmission facilities; obtaining necessary Ancillary Services from the Contributor and other owners and/or operators of electric generation facilities; subject to Section 4.3 of this Agreement, serving as provider of last-resort of Ancillary Services; having authority to decide location and amount of Ancillary Service requirements; subject to Section 4.2(b) of this Agreement, administering a real-time balancing service; performing load flow and system stability studies to identify and anticipate potential security problems; exchanging security information with the Contributor and other neighboring systems and regional entities; monitoring, on a real-time basis, (x) power flows on the system, voltage and system frequency, (y) availability of generation adequacy and operating reserves, and (z) interchange schedules; taking actions to maintain system stability, including calling for TLRs; together with the Contributor, entering into interconnection agreements for new generators to be connected with transmission facilities within TRANSLink’s Transmission System; establishing the terms and operating requirements for interconnected generators; and filing or having the RTO file interconnection agreements with FERC.

     (b)  In administering the TRANSLink Rate Schedule, TRANSLink shall have and exercise unilateral authority under Section 205 of the Federal Power Act to propose revisions to the rates (including ultimate authority over rate design), terms and conditions under any applicable OATT, provided that (x) TRANSLink shall take into account its obligation to pay the Monthly Contribution Fee (as defined on Schedule 5.1 attached hereto) under this Agreement in designing rates for transmission service under the TRANSLink Rate Schedule and shall not propose rates that do not, in TRANSLink’s judgment afford it a reasonable opportunity to recover sufficient revenues for that purpose, (y) TRANSLink shall observe any moratorium on changes to transmission rates and charges that is applicable under any applicable OATT on the Operations Date, and (z) TRANSLink shall take into account its duty to maintain system reliability and ensure safe, quality service to Transmission Customers under any applicable OATT. TRANSLink also shall be required to consult with the Contributor, and give due consideration to comments received from the Contributor, before proposing any changes in rate design or transmission charges under the TRANSLink Rate Schedule; and administer existing grandfathered transmission contracts, subject to their current rates and terms, for the remaining terms of such agreements. Notwithstanding the foregoing, the Contributor shall retain under the Federal Power Act its full rights to challenge the rates (including rate design), terms and conditions under the TRANSLink Rate Schedule and any applicable OATT, subject to any moratorium set forth herein.

     4.2 TRANSLink’s Responsibilities with Respect to the Transmission Assets.

     (a)  TRANSLink shall (i) pay the Contributor its Compensation Payments (as defined below); (ii) subject to Good Utility Practice, direct the operation of the Transmission Assets in order to maximize the value of such assets, benefits to customers and market access; (iii) direct the operation of all Transmission Assets without adverse distinction based on ownership; and (iv) develop and implement markets for Ancillary Services.

     (b)  As soon as practicable and consistent with applicable regulatory requirements, TRANSLink shall begin the process of working with the RTO for designing market mechanisms for load balancing and Congestion management and developing a schedule for implementing any such market mechanisms; provided, however, that TRANSLink shall use its best efforts to ensure that the RTO takes into account the cost of developing and implementing any load balancing and Congestion management market mechanisms or any new market structures proposed shall be justified in light of the potential benefits to affected customers.

     (c)  TRANSLink shall obtain and maintain in full force and effect such insurance policies necessary or desirable to cover TRANSLink’s ownership of any Transmission Assets.

     (d)  The Contributor hereby authorizes TRANSLink to become a member or participant in the RTO and to enter into agreements with the RTO to perform functions required under Order No. 2000, and which the Contributor authorizes TRANSLink, in accordance with this Agreement, to undertake with respect to the Transmission Assets that are the subject of this Article IV, which may include, but not be limited to, market monitoring; serving as the NERC Security Coordinator; supporting an OASIS capable of accepting applications for transmission service on all or a portion of TRANSLink’s Transmission System; and providing transmission service under the RTO’s OATT for transactions in which electric power and energy are delivered using the Contributor’s Transmission System. TRANSLink shall notify the Contributor in the event that TRANSLink subsequently withdraws as a member or participant in the RTO, such notice to be provided at least 30 days prior to the date of any such withdrawal.

     4.3. Contributor’s Obligation to Provide Ancillary Services.

The Contributor shall provide Ancillary Services and shall make its generating facilities available to TRANSLink to enable TRANSLink to provide to transmission customers taking service under the RTO’s OATT for deliveries to retail and wholesale customers in the Contributor’s pricing zone, the Ancillary Service described on Schedule 4.3(i) and, for transmission customers that do not self-supply them, the Ancillary Services described on Schedule 4.3(ii), as well as for purposes of exercising control under the terms of Section 4, in particular for redispatch pursuant to the terms of the RTO’s OATT.

     4.4. Payments to TRANSLink.

     (a)  As of the Operations Date, TRANSLink shall be entitled to receive all payments from Transmission Customers for Transmission Service on Transmission Assets that are rendered on or after the Operations Date, which such payments shall include, but not be limited to:

          (i) any and all rates, charges, fees and/or penalties under the TRANSLink Rate Schedule and the RTO OATTs and related service agreements, as on file with FERC and made effective, including, but not limited to: (1) Network Integration Transmission Service Charges and Point-To-Point Transmission Service Charges for services under any applicable OATT; (2) if applicable, loss charges; (3) charges for Direct Assignment Facilities; (4) reliability dispatch and Congestion management charges; and (5) Ancillary Services charges, including energy imbalance charges, surcharges and penalties;

          (ii) any and all rates, charges, fees and/or penalties under interconnection agreements; provided, however, that this shall not be deemed to include revenue from the Contributor’s provision of retail electric service; and

          (iii) applicable amounts payable for wholesale transmission services provided by TRANSLink over the Contributor’s distribution facilities that are not eligible for recovery under retail rates.

     (b)  The Contributor shall redirect any payments due to TRANSLink but erroneously paid to the Contributor by Transmission Customers to TRANSLink as soon after discovery of mispayment as practicable; provided, however, that an interest rate equal to the applicable prime rate as reported in the Wall Street Journal on any mispayment shall be paid to TRANSLink by the Contributor if the Contributor fails to redirect any such mispayment to TRANSLink within thirty (30) days following the date of discovery of such mispayment by the Contributor.

     4.5. Information Rights. In addition to such other information and reporting rights granted to the Contributor under Article 6 of the LLC Agreement, TRANSLink shall immediately notify the Contributor if, in TRANSLink’s reasonable, good faith judgment, TRANSLink will be, or is likely to be, unable to pay to the Contributor any amounts that may become due to the Contributor pursuant to Article V herein or otherwise on a monthly, quarterly and annual forecast basis.

ARTICLE V
COMPENSATION; ISSUANCE OF CLASS A INTEREST

     5.1. Monthly Contribution Fee.

     (a)  Subject to Section 5.1(b) below, TRANSLink shall pay to the Contributor a monthly compensation payment in such amounts as calculated pursuant to the methods set forth on Schedule 5.1 and Schedule 6.1(d) both attached hereto (in the aggregate, such monthly compensation payments shall hereinafter be referred to as the “Monthly Contribution Fee”). The Monthly Contribution Fee shall be paid no later than the last Business Day of the immediately succeeding month.

     (b)  Payment of the Monthly Contribution Fee shall be made in accordance with Section 5.1(ii) of the LLC Agreement. To the extent that, in accordance with Section 5.1(ii) of the LLC Agreement, TRANSLink does not distribute a sufficient amount to Contributor to pay the entire Monthly Contribution Fee, then TRANSLink shall not be in default under this Agreement provided that any amounts that it has distributed to parties to Transfer Agreements as payment for Monthly Contribution Fees (and/or such similar fees under the Transfer Agreements) have been distributed, on a pari passu basis, based upon the relative total outstanding Monthly Contribution Fees (and/or such similar fees under the Transfer Agreements)

due to each such party (including both amounts due for the current month and for all prior months that have not been previously paid). Notwithstanding the foregoing, any unpaid Monthly Contribution Fee shall be due and payable no later than the date that is eight and one half (8 1/2) months after the end of the calendar year in which the unpaid Monthly Contribution Fee arose. The eight and one half (8 1/2) month period referred to in the preceding sentence shall be reduced in the event that Section 461 of the Internal Revenue Code is modified to require the payment of the Monthly Contribution Fee to be made by TRANSLink in a shorter period of time following the calendar year in which such Monthly Contribution Fee arose in order for such Monthly Contribution Fee to be deductible by TRANSLink for Federal income tax purposes in such year.

     (c)  In the event that TRANSLink is required to refund any amounts related to the formula rate calculations of any or all of TRANSLink’s zones, and such refund is based on mistakes, errors, or omissions in the (x) preparation by the Contributor or TRANSLink of its accounting or financial books, records and papers or rates charged by TRANSLink, or (y) mathematical calculations by the Contributor or TRANSLink that occurred in the administration of the process by which the Contributor and/or TRANSLink determines said amounts and includes such amounts in Schedule 5.1, or (iv) otherwise agreed to as being correct by Contributor, then such Contributor shall repay TRANSLink for the Contributor’s portion of such refund amount.

     (d)  In connection with any debt or equity financing of TRANSLink pursuant to which a portion of such financing proceeds are distributed to the Contributor as a capital distribution, thereafter the base for purposes of determining the rate of return under Schedule 5.1 shall be decreased by the amount of any such distribution net of any income tax liability incurred by the Contributor in connection with such distribution.

     5.2. Study Fees; RTO Payments; Grandfathered Agreements.

     Notwithstanding anything to the contrary in Section 5.1 above:

     (a)  Any payments received by TRANSLink for system impact or facilities studies that were conducted by the Contributor shall be remitted by TRANSLink to the Contributor as soon as practicable;

     (b)  TRANSLink shall pay to the Contributor any revenue attributable to the Participant that is distributed to, and received by, TRANSLink from the RTO in accordance with the RTO’s tariff as if the Contributor had participated directly in the RTO, as calculated in accordance with the RTO’s distribution methodology; provided, however, that if TRANSLink or the Corporate Manager have Transmission Assets located in the Contributor’s zone, the Contributor and TRANSLink or the Corporate Manager will allocate such revenues pari passu among the Contributor and TRANSLink based on relative revenue requirements for such zone; and

     (c)  Any payments made to TRANSLink that are attributable for service under Grandfathered Agreements on behalf of the Contributor shall be paid directly to the Contributor.

     5.3. Treatment of Allocated Costs. Any agreements between TRANSLink and the Contributor for joint use of facilities or land rights in which costs are allocated to the Contributor or TRANSLink shall provide: (i) if there are costs allocated from TRANSLink to the Contributor such costs shall be included as a reduction to TRANSLink’s revenue requirement and, to the extent related to transmission, an increase to the Contributor’s revenue requirement calculated in accordance with Schedule 5.1; (ii) if there are costs allocated from the Contributor to TRANSLink, such costs shall be included as an increase to TRANSLink’s revenue requirement and, to the extent related to transmission, a reduction to the Contributor’s revenue requirements calculated in accordance with Schedule 5.1.

     5.4. Issuance of Class A Interests. In exchange for the contribution and transfer of the Transmission Assets, TRANSLink shall issue to Contributor, or its Affiliate, on the Operations Date, Class A Interests in accordance with the terms and provisions set forth in Article 3 of the LLC Agreement.

ARTICLE VI
OPERATION AND MAINTENANCE

     6.1. Operation and Maintenance.

     (a)  The Contributor shall perform, on behalf of TRANSLink, the services and other requirements of the Contributor set forth in this Article VI (the “Contributor’s Services and Other Requirements”).

     (b)  Notwithstanding the foregoing or any other provision contained herein to the contrary, the Contributor’s Services and Other Requirements shall be subject to a renewable, three (3) year term (the “Three Year Term”). The Three Year Term shall commence on the Operations Date and, subject to the provisions of this Section 6.1(b), shall end on the third (3rd) anniversary of the Operations Date; provided, however, that (i) the Contributor shall provide the Contributor’s Services and Other Requirements for a period of no less than the Three Year Term, (ii) each of TRANSLink and the Contributor, as applicable, may terminate the Contributor’s Services and Other Requirements upon providing the other Party with twelve (12) months prior written notice of such Party’s intent to terminate (a “Twelve Month Termination Notice”) (provided that each Party shall coordinate and work with the other Party regarding issues relating to such Party’s collective bargaining agreements), and (iii) notwithstanding the Three Year Term, to the extent that neither TRANSLink nor the Contributor provides the other Party with a Twelve Month Termination Notice, the Contributor shall provide the Contributor’s Services and Other Requirements until the Termination Date.

     (c)  Rights and Obligations of the Parties.

          (i) Except as otherwise expressly contemplated by this Agreement, with respect to the Transmission Assets and any New Assets (as defined below), in accordance with Good Utility Practice, the Contributor shall at all times perform, or caused to be performed, among others, those operations services and maintenance services (collectively, the “Services”) set forth on Schedule 6.1(c)(i) attached hereto, as the same may be amended and updated from time to time.

          (ii) (1) The Contributor shall provide Services in accordance with TRANSLink’s direction as necessary (x) for TRANSLink to operate the Transmission Assets and (y) to effect TRANSLink’s policies, plans and business decisions, but the Contributor shall be responsible for determining the manner of performance and for supervision of the work specified by TRANSLink or its duly authorized designee. With respect to performance of the Services, should the Contributor object to following the specifications or directives of TRANSLink on any basis, the Contributor shall nonetheless follow such directives and specifications; provided, however, that the Participant may subsequently address its objections in accordance with Section 14.11 hereof. Where, in the judgment of the Contributor, following the specifications or directives of TRANSLink would pose a substantial risk to property or worker or public safety, the Contributor shall, where time permits, notify a representative of TRANSLink and seek relief from the specification or directive. Where the Contributor does not have time to notify a TRANSLink representative and obtain relief, the Contributor may take reasonable steps to mitigate damage to property or risk to worker or public safety. In any non-emergency case in which the Contributor objects to following the directives or specifications of TRANSLink, the Contributor shall so notify TRANSLink in writing or confirm oral notice in writing within seven (7) days. The Contributor may, where it has given the notice required in this Section, subsequently address its objections in accordance with Section 14.11 hereof.

               (2) During the Term, TRANSLink shall, at its cost and expense, and in a manner consistent with Good Utility Practice, perform or provide the following at the times required to support the provision of the Services: (1) TRANSLink shall develop and maintain policies and procedures necessary for maintenance of reliable, cost effective transmission service and maximizing the useful life of the Transmission Assets, and shall implement those policies through its directives to the Contributor; (2) TRANSLink shall provide the Contributor with all necessary access to the Transmission Assets and TRANSLink properties upon which such Transmission Assets are located.; and (3) TRANSLink shall provide the Contributor with such other information, oversight and direction reasonably required by the Contributor to fulfill the Contributor’s responsibilities under this Agreement.

          (iii) Subject to Section 6.1(c)(ii)(1) above, the Contributor shall make good faith efforts (1) to maintain the pre-Agreement quality and timeliness of its performance of the Services in accordance with Good Utility Practice, including priority of work, maintenance intervals, and methods, and (2) to continue to seek to preserve the useful life of the Transmission Assets.

          (iv) Subject to Section 6.1(c)(ii)(1) above, or as prescribed by Good Utility Practice, the Contributor shall maintain and operate the Transmission Assets (1) in accordance with standards and procedures necessary to preserve coverages under all insurance policies applicable to the Transmission Assets; (2) in accordance with the procedures required to preserve all applicable manufacturers’ warranties; and (3) with best efforts to leave any portion of the Transmission Assets on which work is performed in good repair and reliable working order on completion of the work.

          (v) The Contributor shall not be deemed to have failed to adequately perform a specific Service under this Agreement where (1) the Contributor has performed the specific Service in accordance with Good Utility Practice or any directive, specification, procedure or policy of TRANSLink; or (2) where the Contributor’s ability to adequately perform a specific Service was constrained by a TRANSLink-imposed budgetary limitation on that specific Service to which limitation the Contributor objected in writing, or if orally, confirmed in writing by the Contributor within seven (7) days, at such time as the effect of the budget restraint became known.

          (vi) (1) If TRANSLink reasonably believes that the Contributor either lacks, or will be unable to deploy, sufficient resources to promptly perform the Services, TRANSLink may provide such resources itself or through third parties, consistent with Good Utility Practice. In such event, and to the extent available, the Contributor shall provide to TRANSLink, or such contractors as shall be requested by TRANSLink, the resources of the Contributor that are necessary to perform the Services.

               (2) If TRANSLink discovers that any Services performed fail to conform to this Agreement, the Contributor shall, at TRANSLink’s option, promptly correct or re-perform such non-conforming Services so that they conform to this Agreement. Without limiting the generality of this provision, the Contributor shall provide the labor, engineering, supervision, equipment, tools and materials necessary to effect such remedy. The Contributor shall perform its remedial obligations hereunder in a timely manner consistent with TRANSLink’s reasonable requirements. If the Contributor fails, or is unable, to remedy such non-conforming Services during a period consistent with TRANSLink’s reasonable requirements, TRANSLink, or its designee, may undertake to remedy the non-conforming Services and in such case the Contributor shall reimburse TRANSLink for any reasonable costs incurred thereby. Payments for costs incurred in remedying such non-conforming Services shall be TRANSLink’s exclusive recourse under this Section 6.1(c).

     (d)  Compensation for the Services.

          The Contributor shall be compensated for providing the Services set forth on Schedule 6.1(c)(i) in accordance with the provisions of Schedule 6.1(d). Such compensation shall be added to and paid as part of the Monthly Contribution Fee set forth in Section 5.1.

     (e)  Yearly Services Budget.

     On the Operations Date and each anniversary of the Operations Date thereafter, the Contributor shall present a services budget for the following year (as the same may be amended from time to time by the mutual agreement of TRANSLink and the Contributor, the “Yearly Services Budget”) to TRANSLink setting forth the Contributor’s anticipated costs in performing the Services for such year. Such anticipated costs shall be based on the Contributor’s historical or reasonably estimated costs. TRANSLink shall review the Yearly Services Budget, and within twenty (20) days after receipt of such Yearly Services Budget (the “Budget Notification Date”), TRANSLink shall notify the Contributor if TRANSLink accepts and agrees to such Yearly Services Budget, or if TRANSLink, based on its reasonable, good faith judgment, believes that the Yearly Services Budget will either (x) be inadequate to enable the Contributor to comply with its obligations under Section 6.1(c); or (y) represent excessive costs for performing the Contributor’s obligations under Section 6.1(c). In the event of (x) or (y) above, TRANSLink and the Contributor shall use best efforts to negotiate, in good faith, revisions to the Yearly Services Budget within fifteen (15) days of the Budget Notification Date. Any dispute among TRANSLink and the Contributor with respect to the Yearly Services Budget shall be resolved in accordance with Section 14.11 hereof.

     (f)  Audits.

     The Contributor shall maintain and retain for such time as TRANSLink may reasonably direct, but not for longer than six (6) years, the books and other records needed to document the costs the Contributor incurs as a result of fulfilling its obligations under this Section 6.1. The Contributor shall respond to any reasonable request from TRANSLink for information related to a cost charged by the Contributor to TRANSLink by providing TRANSLink the information reasonably needed by TRANSLink to verify the cost in question. From time to time,

TRANSLink may conduct, and the Contributor shall permit TRANSLink to conduct or cause to be conducted by its authorized agents, at TRANSLink’s expense, audits of the books and records of the Contributor that relate to the Services provided under this Agreement. Such audits will be conducted at reasonable, mutually agreed upon times, provided that TRANSLink must complete any audit relating to a contested matter within a reasonable period of time thereafter.

     (g)  Challenges; Reimbursement.

               (i) If, pursuant to Section 6.1(d) above, TRANSLink disputes one or more charges of the Contributor (as unnecessary or inconsistent with Good Utility Practice, or otherwise), then, in each such instance, TRANSLink and the Contributor shall use best efforts to negotiate, in good faith, a resolution to such dispute. Any remaining dispute(s) may be resolved in accordance with Section 14.11 hereof.

               (ii) Any amounts owed by the Contributor to TRANSLink as a result of any action taken by TRANSLink pursuant to Section 6.1(g)(i) above shall be paid by the Contributor to TRANSLink within ten (10) days following resolution of such dispute, in accordance with Section 14.11 hereof or otherwise.

     6.2. Expansions, Upgrades, Replacements and Additions.

     (a)  From and after the Operations Date, TRANSLink shall be responsible for the regional planning, design and configuration of the Transmission System and the Transmission Assets and shall determine, in its sole discretion, but subject to the laws applicable to the Contributor and TRANSLink, the need, if any, of all expansions, upgrades, replacements and additions to the Transmission Assets to create new transmission capabilities. Notwithstanding the foregoing, TRANSLink shall implement its responsibilities under this Section 6.2 to include in the regional transmission plans it prepares those transmission facilities necessary to serve connected load in accordance with obligations applicable to the Contributor in accordance with federal, state and local laws, in a manner that may be reasonably expected if TRANSLink itself possessed the obligation to serve.

     TRANSLink shall conduct regional transmission planning for the Transmission System and Transmission Assets in accordance with the regional planning process set forth in any applicable OATT or in any agreement between TRANSLink and the RTO. TRANSLink shall establish, as part of its planning process, one or more committees, sub-regional planning groups, or other mechanisms that afford the Contributor and other affected entities the opportunity to participate in coordinated reliability planning activities, including developing and distributing computer simulation models, defining coordinated planning studies, identifying the need for system expansion or reinforcement, and reviewing and approving coordinated reliability study reports. The Contributor shall fulfill its responsibilities under the regional transmission planning procedure specified in the RTO’s OATT, as applicable, including submitting such data as may be required pursuant to that procedure, and participating in such committees, sub-committees and working groups as may be established pursuant to that procedure.

     (b)  Consistent with Section 6.2(a) above, at its sole cost and expense, TRANSLink shall have the right to build, make and construct (collectively, “Build”) all expansions, upgrades,

replacements and additions to the Transmission Assets, and all such expansions, upgrades, replacements and additions to the Transmission Assets Built by TRANSLink shall be owned by TRANSLink (such expansions, upgrades, replacements and additions to the Transmission Assets Built by TRANSLink shall hereinafter be referred to as the “New Assets”). Notwithstanding the foregoing, if, in the reasonable, good faith judgment of the Corporate Manager, on a case-by-case basis, the Contributor is better equipped to Build certain transmission assets on TRANSLink’s behalf, then, the Contributor shall Build such transmission assets consistent with the terms set forth herein and such transmission assets shall be owned by the Contributor unless transferred and contributed by the Contributor to TRANSLink in accordance with the terms and provisions set forth herein and in Article 3 of the LLC Agreement.

          (ii) Notwithstanding the foregoing or any provision contained herein to the contrary,

               (1) any design, permitting, certification, or construction project relating to the Transmission Assets that the Contributor commenced or undertook prior to the Operations Date (collectively, “Works-In-Progress”) shall remain the responsibility of the Contributor, unless and until TRANSLink otherwise agrees, in writing, or as otherwise set forth on Schedule 6.2(b)(ii) attached hereto, to undertake responsibility for any such Work-In-Progress; and

               (2) from and after the Operations Date, subject to Section 6.2(b)(i) above, any new construction of New Assets that are not Works-In-Progress shall be undertaken by, and be the responsibility of, TRANSLink.

     (c)  Consistent with Section 3.14 herein, to the extent reasonably requested by TRANSLink, the Contributor shall cooperate with and assist TRANSLink in its efforts to Build New Assets, which such cooperation and assistance shall include, but not be limited to, granting easements, leases, licenses, and such other arrangements as may be reasonably requested by TRANSLink to integrate the New Assets with the Transmission Assets.

     (d)  The Contributor shall maintain, operate, service and repair all New Assets in the Contributor’s zone to the same degree of care as the Transmission Assets in accordance with the terms set forth in Section 6.1 above.

ARTICLE VII
REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR

     As of the Closing Date, the Contributor represents and warrants to TRANSLink as follows:

     7.1. Organization. It is duly organized, validly existing and in good standing under the laws of the state of its organization.

     7.2. Authorization. Subject to Sections 7.5 and 7.6 of this Agreement, it has all requisite power and authority to enter into this Agreement; the execution and delivery by the Contributor of this Agreement and the consummation by the Contributor of the transactions contemplated hereby have been duly authorized by all necessary and appropriate action on the part of the Contributor; and this Agreement has been duly and validly executed and delivered by the Contributor and constitutes, the legal, valid and binding obligations of the Contributor, enforceable against the Contributor in accordance with its terms.

     7.3. No Litigation. There is no litigation pending or, to the best knowledge of the Contributor, threatened against the Contributor which has a reasonable likelihood of materially and adversely affecting the consummation of the transactions contemplated hereby or any of the Contributor’s obligations under this Agreement.

     7.4. No Breach. Subject to Sections 7.5 and 7.6 of this Agreement, the execution, delivery and performance by the Contributor of this Agreement will not result in a breach of any of the terms, provisions or conditions of any agreement to which the Contributor is a party which has a reasonable likelihood of materially and adversely affecting the consummation of the transactions contemplated hereby or any of the Contributor’s obligations under this Agreement.

     7.5. Required Consents. Except as set forth on Schedule 7.5 attached hereto, the execution and delivery by the Contributor of this Agreement and the consummation of the transactions contemplated hereby do not require any approval, permits, consents, or waivers which have not already been obtained.

     7.6. Required Approvals. Except as set forth on Schedule 7.6 attached hereto, the execution and delivery by the Contributor of this Agreement and the consummation of the transactions contemplated hereby do not require any filing by the Contributor with, or approval or consent of, any Governmental Authority which has not already been made or obtained.

     7.7. Non-Contravention. Except as set forth on Schedule 7.7 attached hereto, the execution, delivery and performance by the Contributor of this Agreement does not and will not (i) contravene or conflict with or result in any breach of any provision of the Contributor’s Organizational Documents, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or increased cost) under, or otherwise result in any diminution of any of the Contributor’s rights with respect to, any of the terms, conditions or provisions of any security, note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which the Contributor is a party or by which the Contributor or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Contributor or any of its properties or assets.

     7.8. No Claims. There are no claims, either administrative or judicial, at law or in equity, pending or, to the best knowledge of the Contributor, threatened against it which could, if continued, have a material adverse affect on the business, operations, properties, assets or condition (financial or otherwise) of the Contributor, or the ability of the Contributor to perform its obligations under this Agreement.

     7.9. Interests In Certain Transmission Assets.

     The Transmission Assets have been maintained in accordance with Good Utility Practice, and will be so maintained through the Operations Date. No person, or entity has any rights to acquire or lease all or any portion of the Transmission Assets, or otherwise to obtain any interest therein, and there are no outstanding options, rights of first refusal or negotiation, rights of reverter or rights of first offer relating to the Transmission Assets or any interest therein.

     7.10. Environmental Matters.

     The Contributor has provided TRANSLink with all Environmental Information in its possession or under its control concerning the Transmission Assets.

     7.11. Adequacy of the Transmission Assets.

     All of the Transmission Assets are in satisfactory operating condition and are suitable for the uses for which such Transmission Assets are intended. The Transmission Assets comprise all of the Transmission Lines, Transmission Substations and other physical assets (other than Inventory) owned by the Contributor that are necessary for: (i) Transmission over the Transmission Lines identified in Schedule 3.2 under the RTO’s OATT, as applicable, in accordance with FERC’s policies and requirements and (ii) for the interconnection of such Transmission Lines with all other Transmission Lines, Transmission Facilities, Distribution Facilities, generation facilities and other electrical equipment to which such Transmission Lines are currently interconnected.

EXCEPT AS OTHERWISE SET FORTH HEREIN OR IN THE LLC AGREEMENT, THE TRANSMISSION ASSETS ARE BEING MADE AVAILABLE TO TRANSLINK “AS IS, WHERE IS,” AND CONTRIBUTOR IS NOT MAKING ANY OTHER REPRESENTATIONS OR WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, CONCERNING SUCH TRANSMISSION ASSETS, INCLUDING, IN PARTICULAR, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE HEREBY EXPRESSLY EXCLUDED AND DISCLAIMED.

     7.12. Total Conveyance. Except as otherwise set forth herein, the Transmission Assets are all of the assets that the Contributor is required to convey and transfer to TRANSLink pursuant to the terms of this Agreement.

     7.13. Title. The Contributor is the sole record and beneficial owner of the Transmission Assets. The Transmission Assets are free and clear of all Encumbrances; and the Contributor has the full and unrestricted right, power and authority to transfer and contribute the Transmission Assets to TRANSLink. On the Operations Date, TRANSLink will acquire good and valid title to, and complete ownership of, the Transmission Assets, free and clear of all Encumbrances.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES OF TRANSLINK

     As of the Closing Date, TRANSLink represents and warrants to the Contributor as follows:

     8.1. Organization. It is duly organized, validly existing and in good standing under the laws of the state of its organization.

     8.2. Authorization. Subject to Sections 8.5 and 8.6 of this Agreement, it has all requisite power and authority to enter into this Agreement; the execution and delivery by TRANSLink of this Agreement and the consummation by TRANSLink of the transactions contemplated hereby have been duly authorized by all necessary and appropriate action on the part of TRANSLink; and this Agreement has been duly and validly executed and delivered by TRANSLink and constitutes, the legal, valid and binding obligations of TRANSLink, enforceable against TRANSLink in accordance with its terms.

     8.3. No Litigation. There is no litigation pending or, to the best knowledge of TRANSLink, threatened against TRANSLink which has a reasonable likelihood of materially and adversely affecting the consummation of the transactions contemplated hereby or any of TRANSLink’s obligations under this Agreement.

     8.4. No Breach. Subject to Sections 8.5 and 8.6 of this Agreement, the execution, delivery and performance by TRANSLink of this Agreement will not result in a breach of any of the terms, provisions or conditions of any agreement to which TRANSLink is a party which has a reasonable likelihood of materially and adversely affecting the consummation of the transactions contemplated hereby or any of the Contributor’s obligations under this Agreement.

     8.5. Required Consents. Except as set forth on Schedule 8.5 attached hereto, the execution and delivery by TRANSLink of this Agreement and the consummation of the transactions contemplated hereby do not require any approval, permits, consents, or waivers which have not already been obtained.

     8.6. Required Approvals. Except as set forth on Schedule 8.6 hereto, the execution and delivery by TRANSLink of this Agreement and the consummation of the transactions contemplated hereby do not require any filing by TRANSLink with, or approval or consent of, any Governmental Authority which has not already been made or obtained.

     8.7. Non-Contravention. Except as set forth on Schedule 8.7 hereto, the execution, delivery and performance by TRANSLink of this Agreement does not and will not (i) contravene or conflict with or result in any breach of any provision of TRANSLink’s Organizational Documents, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration or increased cost) under, or otherwise result in any diminution of any of TRANSLink’s rights with respect to, any of the terms, conditions or provisions of any security, note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which TRANSLink is a party or by which TRANSLink or any of its properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to TRANSLink or any of its properties or assets.

     8.8. No Claims. There are no claims, either administrative or judicial, at law or in equity, pending or, to the best knowledge of TRANSLink, threatened against it which could, if continued, have a material adverse affect on the business, operations, properties, assets or condition (financial or otherwise) of TRANSLink, or the ability of TRANSLink to perform its obligations under this Agreement.

ARTICLE IX
COVENANTS

     9.1. Conduct of the Business of the Contributor.

     (a)  During the period from the Closing Date to the Operations Date (the “Interim Period”), the Contributor shall:

          (i) conduct all of its operations that concern any of the Transmission Assets in the ordinary and usual course of business consistent with Good Utility Practice;

          (ii) not sell, assign, lease, license, transfer or otherwise dispose of, or mortgage, pledge, bind or encumber any of the Transmission Assets; or

          (iii) not waive, cancel or take any other action impairing any of the Contributor’s rights with respect to the Transmission Assets, except in the ordinary course of business.

     (b)  The Contributor and TRANSLink agree that, during the Interim Period: (i) the Contributor will confer and coordinate, as necessary, on a regular and frequent basis with one or more representatives of TRANSLink to discuss the general status of the Transmission Assets and the operation of same; and (ii) the Contributor will promptly notify TRANSLink of any significant changes in the Transmission Assets or the Contributor’s operation of same.

     9.2. Project Map.

     Attached hereto as Schedule 9.2 is a detailed map (a “Project Map”) reasonably acceptable to TRANSLink showing the location of all Transmission Lines and Transmission Substations with respect to the Transmission Assets as of the Closing Date.

     9.3. Consents and Approvals.

     (a)  The Contributor and TRANSLink shall cooperate and use all commercially reasonable efforts to promptly prepare and file all necessary documentation to effect all necessary applications, notices, petitions, filings and other documents, and to use all commercially reasonable efforts to obtain (and will cooperate with each other in obtaining) any consent, acquiescence, authorization, order or approval of, or any exemption or nonopposition by, any Governmental Authority required to be obtained or made by the Contributor or TRANSLink in connection with this Agreement or the taking of any action contemplated by this Agreement. TRANSLink shall have the right to review and approve in advance all characterizations of the information relating to TRANSLink, on the one hand, and the Contributor shall have the right to review and approve in advance all characterizations of the information relating to it, on the other hand, which appear in any filing made in connection with the transactions contemplated by this Agreement, such approvals not to be unreasonably withheld. The Contributor and TRANSLink shall consult with the other with respect to the obtaining of all such necessary approvals of Governmental Authorities and shall keep each other informed of the status thereof; provided, however, that the Contributor shall be solely responsible for all filing and other administrative fees and expenses incurred in connection therewith.

     (b)  The Contributor and TRANSLink will use all commercially reasonable efforts to obtain consents of all other third parties necessary to the consummation of the transactions contemplated by this Agreement. The Contributor shall promptly notify TRANSLink of any failure or anticipated failure to obtain any such consents and, if requested by TRANSLink, shall provide copies of all such consents obtained by the Contributor to TRANSLink.

     9.4. Casualty.

     The Contributor shall bear the risk of all loss or damage to the Transmission Assets from all causes through the Operations Date. If any of the Transmission Assets is damaged by fire or other casualty prior to the Operations Date, then, to the extent not otherwise paid for by the Contributor, TRANSLink shall receive an assignment of all right, title and interest in and to any insurance proceeds relating to such casualty but the Contributor shall remain liable to pay TRANSLink the amount of cash necessary to complete restoration to the extent the insurance proceeds are not sufficient.

     9.5. Access to Transmission Assets.

     The Contributor shall, during the Interim Period, allow TRANSLink and its designees access at reasonable times and places to any and all of the Transmission Assets for the purpose of inspecting same.

     9.6. Access to Records.

     In addition to all other obligations of the Contributor set forth herein, the Contributor shall, upon TRANSLink’s reasonable request, make available to TRANSLink, to the extent not previously provided to TRANSLink, the original or a copy of any and all information in the Contributor’s possession related to the operation and maintenance of the Transmission Assets, whether such information was provided to or created by the Contributor, including, but not limited to, reports, drawings, instructions or manuals, warranties, recall notices, protocols, and testing results.

ARTICLE X
INDEMNIFICATION

     10.1. Indemnification.

     (a)  General.

          (i) Except as otherwise provided in this Section 10.1(a)(i), (b) or (d), each of TRANSLink or the Contributor, as applicable, shall indemnify and hold the other (and each Person potentially liable through TRANSLink or the Contributor, as applicable) harmless for any liabilities, losses, damages and expenses (including attorneys fees and expenses) relating to TRANSLink’s or the Contributor’s breach of any representation or warranty or failure to fulfill any covenant or agreement contained herein.

          (ii) In addition, each of TRANSLink or the Contributor, as applicable, shall indemnify and hold the other (and each Person potentially liable through TRANSLink or the Contributor, as applicable) harmless from and against any liabilities, losses, damages and expenses (including attorney fees and other expenses) caused by the indemnifying party’s negligent or wrongful act; provided, however, that such indemnification by TRANSLink shall be limited by law, rule or tariff applicable to the Contributor where such law, rule or tariff would limit the liability of the Contributor and arises from a claim by (1) the Contributor in the Contributor’s role as a Transmission Customer, or (2) a customer of the Contributor. This indemnity shall apply to any wrongful act or negligence of the indemnifying party, or its agents, contractors, employees, invitees or licensees. Acts “related to” in this paragraph means acts which occur not only on the property or at the facility but also in the course of ingress or egress on or over the lands of the other party or adjacent lands.

     (b)  Environmental.

          (i) The Contributor shall indemnify and hold harmless TRANSLink (and each Person potentially liable through TRANSLink or the Contributor, as applicable) from and against all Environmental Liabilities relating to Environmental Claims for or related to the Transmission Assets that arise out of matters occurring prior to the Closing Date.

          (ii) Each of TRANSLink or the Contributor, as applicable, shall indemnify and hold the other (and each Person potentially liable through TRANSLink) from and against all

Environmental Liabilities relating to Environmental Claims for or related to Transmission Assets that were caused by TRANSLink or the Contributor, as applicable, and that arise out of matters occurring on or after the Closing Date.

          (iii) Burden of Proof. The Contributor shall bear the burden of proving that an Environmental Claim did not arise from an action or omission that occurred prior to the Closing Date .

     (c)  Land Rights. The Contributor agrees to indemnify TRANSLink with respect to any bona fide dispute regarding (i) the Contributor’s right to lease any parcel or right therein; (ii) the validity or assignability of any easement or lease; or (iii) the validity of any deed, but only where the Contributor does not cause title insurance to be provided with respect thereto; in each case where it would be reasonable and prudent for TRANSLink to exercise its condemnation power and where such defect has not previously been resolved through the exercise of prescriptive rights. The indemnification obligation hereunder shall be limited to the reasonable costs incurred by TRANSLink to condemn the applicable parcel, including without limitation, the condemnation award, attorneys fees and other costs incurred relative to such condemnation award and shall include reasonable internal costs (e.g., TRANSLink staff or internal TRANSLink counsel expense).

     10.2. Notice of Proceedings.

     Each party shall promptly notify the other party of any loss or proceeding in respect of which such notifying party is or may be entitled to indemnification pursuant to Section 10.1. Such notice shall be given as soon as reasonably practicable after the relevant party becomes aware of the claim or proceeding and that such claim or proceeding may give rise to an indemnification obligation. The delay or failure of such indemnified party to provide the notice required pursuant to this Section 10.2 shall not release the other party from any indemnification obligation which it may have to such indemnified party except (i) to the extent that such failure or delay materially and adversely affected the indemnifying party’s ability to defend such action or increased the amount of the claim, and (ii) that the indemnifying party shall not be liable for any costs or expenses of the indemnified party in the defense of the claim, suit, action or proceeding during such period of failure or delay.

     10.3. Defense of Claims.

     (a)  Unless and until the indemnifying party acknowledges in writing its obligation to indemnify the indemnified party to the extent required pursuant to this Article X, and assumes control of the defense of a claim, suit, action or proceeding in accordance with Section 10.3(b), the indemnified party shall have the right, but not the obligation, to contest, defend and litigate, with counsel of its own selection, any claim, action, suit or proceeding by any third party alleged or asserted against such party in respect of, resulting from, related to or arising out of any matter for which it is entitled to be indemnified hereunder, and the reasonable costs and expenses thereof shall be subject to the indemnification obligations of the indemnifying party hereunder.

     (b)  Upon acknowledging in writing its obligation to indemnify an indemnified party to the extent required pursuant to this Article X and paying all reasonable costs incurred by an indemnified party in its defense, including, without limitation, legal fees, the indemnifying party shall be entitled, at its option (subject to Section 10.3(d)), to assume and control the defense of such claim, action, suit or proceeding at its expense with counsel of its selection, subject to the prior reasonable approval of the indemnified party.

     (c)  Neither the indemnifying party nor the indemnified party shall be entitled to settle or compromise any such claim, action, suit or proceeding without the prior written consent of the other; provided, however, that after agreeing in writing to indemnify the indemnified party, the indemnifying party may, subject to Section 10.3(d), settle or compromise any claim without the approval of the indemnified party. Except where such consent is unreasonably withheld, if a party settles or compromises any claim, action, suit or proceeding in respect of which it would otherwise be entitled to be indemnified by the other party, without the prior written consent of the other party, the other party shall be excused from any obligation to indemnify the party making such settlement or compromise in respect of such settlement or compromise.

     (d)  Following the acknowledgment of the indemnification and the assumption of the defense by the indemnifying party pursuant to Section 10.3(b), the indemnified party shall have the right to employ its own counsel and such counsel may participate in such action, but the fees and expenses of such counsel shall be at the expense of such indemnified party, when and as incurred, unless: (i) the employment of counsel by such indemnified party has been authorized in writing by the indemnifying party; (ii) the indemnified party shall have reasonably concluded and specifically notified the indemnifying party that there may be a conflict of interest between the indemnifying party and the indemnified party in the conduct of the defense of such action; (iii) the indemnifying party shall not in fact have employed independent counsel reasonably satisfactory to the indemnified party to assume the defense of such action and shall have been so notified by the indemnified party; or (iv) the indemnified party shall have reasonably concluded and specifically notified the indemnifying party that there may be specific defenses available to it which are different from or additional to those available to the indemnifying party or that such claim, action, suit or proceeding involves or could have a material adverse effect upon the indemnified party beyond the scope of this Agreement. If clause (ii), (iii) or (iv) of the preceding sentence shall be applicable, then counsel for the indemnified party shall have the right to direct the defense of such claim, action, suit or proceeding on behalf of the indemnified party and the reasonable fees and disbursements of such counsel shall constitute reimbursable legal or other expenses hereunder.

     10.4. Subrogation.

     Upon payment of any indemnification by a party pursuant to Section 10.1, the indemnifying party, without any further action, shall be subrogated to any and all claims that the indemnified party may have relating thereto, and such indemnified party shall at the request and expense of the indemnifying party cooperate with the indemnifying party and give at the request and expense of the indemnifying party such further assurances as are necessary or advisable to enable the indemnifying party vigorously to pursue such claims.

ARTICLE XI
CLOSING; OPERATIONS DATE; TERM

     11.1. Closing; Operations Date.

     (a)  The closing (the “Closing”) shall occur on the Closing Date at the offices of Swidler Berlin Shereff Friedman, LLP, which are located at 3000 K Street, N.W., Suite 300, Washington, D.C. 20007-5116, at 10:00 a.m. Eastern Time or as soon thereafter as is practicable.

     (b)  The effective date of the contribution and transfer of the Transmission Assets shall be 12:01 a.m. Eastern Time on the Operations Date. On the Operations Date, the parties agree to take the actions required by this Agreement and all such actions shall be deemed to have occurred simultaneously.

     11.2. Costs.

     (a)  TRANSLink and the Contributor shall evenly share the cost of recording the deeds and other instruments conveying any real property to TRANSLink and the fees of any title company.

     (b)  The Contributor shall pay all state, county and, if applicable, municipal transfer taxes levied on the Transmission Assets; the costs and expenses of any title insurance and surveys required hereunder; and all costs and expenses of releasing liens and security interests on any of the Transmission Assets.

     (c)  Each party shall pay the fees and expenses of its own legal counsel.

     11.3. Prorations. The following items shall be prorated and adjusted between the parties or paid on or before the Operations Date: (i) ad valorem taxes on real property shall be prorated on a calendar year basis to the Operations Date; (ii) ad valorem taxes on personal property, if any, shall be prorated on a calendar year basis to the Operations Date; and (iii) rents and other charges due under a Transmission Substation Lease, Transmission Line Lease or other leased property that is a Contributed Asset shall be prorated to the Operations Date. If the Operations Date shall occur before the tax rates are fixed for any ad valorem taxes to be prorated hereunder, the apportionment of such taxes shall be upon the basis of the most recent ascertainable taxes, and shall be re-prorated and adjusted between the parties upon availability of the actual bills therefor.

     11.4. Term. Subject to Section 6.1(b) above, the term of this Agreement shall commence on the Closing Date and end on the earlier of (a) the          anniversary of the Closing Date, or (b) the date of any termination of this Agreement pursuant to Article XIII hereof; provided, however, that, notwithstanding (a) and (b) above, the Contributor shall be entitled to receive from TRANSLink, and TRANSLink shall pay to the Contributor, all amounts due to the Contributor under Article V of this Agreement for so long as the Contributor maintains a positive capital account with TRANSLink pursuant to the terms of Article 3 of the LLC Agreement.

ARTICLE XII
POST CLOSING

     12.1. Further Assurances. Subject to the terms of this Agreement, each of the Contributor and TRANSLink will use its reasonable efforts to take, or cause to be taken, all action to do, or cause to be done, all things or execute any documents necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. On and after the Closing Date the Contributor and TRANSLink will take all reasonably appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary to carry out any of the provisions hereof and correct patent errors and omissions.

     12.2. Access to Records.

     (a)  The Contributor shall provide TRANSLink with originals or copies of all design drawings, electrical diagrams, maps, operations and maintenance records, materials standards, and manuals regarding employee safety and equipment operation in its possession and necessary or useful for TRANSLink to operate and maintain the Transmission Assets consistent with Good Utility Practice.

     (b)  For purposes of applicable state or other regulatory reporting requirements, or otherwise, each party may review other information and records relating to the Transmission Assets in the other party’s possession at the business locations where such other information is normally located, during normal business hours, and upon reasonable notice. In the alternative, such other information and records may be provided in electronic form or hard copy, as the parties may agree.

     (c)  Neither party shall charge the other for any costs associated with complying with this Section 12.2 during the first three years following the Closing Date except as the parties may otherwise agree. Thereafter, the party seeking information and records of the other party shall pay the reasonable costs of the other party for providing such information and records or access thereto.

ARTICLE XIII
DEFAULT AND TERMINATION

     13.1. Events of Default. Subject to the terms and conditions of this Section 13, the occurrence of any of the following events shall constitute an event of default under this Agreement:

     (a)  Failure by either party to pay when due any and all amounts payable, except as otherwise provided under Section 5.1, to the other party in accordance with the terms of this Agreement;

     (b)  Any attempt by a party to transfer an interest in this Agreement, except as otherwise permitted hereunder;

     (c)  Failure of a party to perform any material obligation set forth in this Agreement;

     (d)  The filing of any petition in bankruptcy or insolvency, or for reorganization or arrangement under any bankruptcy or insolvency laws, or voluntarily taking advantage of any such laws by answer or otherwise or the commencement of involuntary proceedings, not stayed or discharged within sixty (60) days, under any such laws;

     (e)  Assignment by a party for the benefit of creditors; or

     (f)  Allowance by a party of the appointment of a receiver or trustee of all or a material part of its property if such receiver or trustee is not discharged within sixty (60) days after appointment.

The party in default under any provision of this Agreement shall be referred to as the “Defaulting Party” and the other party shall be referred to as the “Non-Defaulting Party.”

     13.2. Notice of Default. The Non-Defaulting Party shall have the right to give the Defaulting Party a written notice of default (“Notice of Default”), which shall describe the default in reasonable detail and state the date by which the default must be cured, which shall be at least thirty (30) days after receipt of the notice, except as to a default under Subsection (a) of Section 13.1 which shall be three days after receipt of notice, and under Subsections (b), (d), (e) or (f) of Section 13.1, as to which there will be no cure right.

     13.3. Opportunity to Cure. If within the three (3) day period after the Notice of Default with respect to a default under Subsection (a) of Section 13.1 the Defaulting Party cures the default, or if within the thirty (30) day period after the Notice of Default with respect to defaults under Subsection (c) of Section 13.1 (which is not also a default under Subsection (b), (d), (e) or (f) of Section 13.1), the Defaulting Party cures the default or if the failure is one that cannot in good faith be corrected within such period and the Defaulting Party certifies to the Non-Defaulting Party that it agrees to cure such default, certifies a reasonable date by which the cure will be effected, and begins to correct the default within the 30 day period and continues corrective efforts with diligence until a cure is effected, the notice of default shall be inoperative and the rights of the Non-Defaulting Party under Section 13.5 shall not be triggered. Subject to the Defaulting Party’s right to contest under Section 13.4, if the Defaulting Party does not cure or begin (and diligently continue) to cure the default as provided above, the Non-Defaulting Party shall have the rights specified in Section 13.5. A Non-Defaulting Party’s right to damages or other relief resulting from a breach by a Defaulting Party hereunder shall begin to accrue as of the first day of the breach without regard to the availability of any cure periods hereunder, and without regard to whether the breach or default is cured.

     13.4. Contest. If the Defaulting Party disputes the existence or nature of a default asserted in a Notice of Default, then the Defaulting Party shall pay the disputed payment or perform the disputed obligation, but may do so under protest. The protest shall be in writing, shall accompany the disputed payment or precede the performance of the disputed obligation, and shall specify the reasons upon which the protest is based. The Defaulting Party shall deliver copies of the protest to the Non-Defaulting Party. If it is later determined pursuant to the process set forth in Section 14.11 hereof that a protesting party is entitled to a refund of all or any portion of a disputed payment or payments or is entitled to the reasonable equivalent in money of non-monetary performance of a disputed obligation theretofore made, then, upon such determination, the non-protesting Party shall pay such amount to the protesting Party, together with interest thereon at a rate equal to the Prime Rate from the date of payment or from the date of completion of performance of a disputed obligation to the date of reimbursement.

     13.5. Remedies. If the Defaulting Party’s default is one for which there is no cure right, or if the Defaulting Party fails or refuses to cure the default under Section 13.3 for which a cure right is available within the time described hereunder, the Non-Defaulting Party shall have, in addition to any rights a Party may have by law or otherwise, the following remedies:

     (a)  If one of the parties (“X”) shall fail to make any payment or shall fail to perform any obligation under this Agreement, then the other party (“Y”) will have the right (but not the obligation) without prior notice to X to perform such obligations and set-off the costs of such performance or the amount of any such past due payment owing to Y against any obligation of Y owing to X hereunder.

     (b)  The Non-Defaulting Party may terminate this Agreement upon thirty (30) days’ notice to the Defaulting Party of its intent to do so.

ARTICLE XIV
GENERAL PROVISIONS

     14.1. Notices. Unless otherwise specifically provided in this Agreement, all notices and other communications required or permitted to be given hereunder shall be in writing and shall be (i) delivered by hand, (ii) delivered by a nationally recognized commercial overnight delivery service, (iii) mailed postage prepaid by certified mail in any such case directed or addressed to the respective addresses set forth on the signature page hereto (iv) transmitted by facsimile to the facsimile number set forth on the signature page hereto, with receipt confirmed. Such notices shall be effective: (a) in the case of hand deliveries, when received; (b) in the case of an overnight delivery service, on the next Business Day after being placed in the possession of such delivery service, with delivery charges prepaid; (c) in the case of certified mail, upon receipt of the written signature card indicating acceptance by addressee; and (d) in the case of facsimile notices, the Business Day following the date on which electronic indication of receipt is received. Any party may change its address and facsimile number by written notice to the other party given in accordance with this Section 14.1, following the effectiveness of which notice such party’s address shall be updated accordingly.

     14.2. Entire Agreement. This Agreement and any Schedules and Exhibits attached hereto (together with the Definitive Agreements) shall constitute the entire agreement between the parties relating to the subject matter hereof and shall supersede all prior contracts, agreements and understandings between them relating to such matters.

     14.3. Construction Principles. As used in this Agreement, words in any gender shall be deemed to include all other genders. The singular shall be deemed to include the plural and vice versa. The captions and article and section headings in this Agreement are inserted for convenience of reference only and are not intended to have significance for the interpretation of or construction of the provisions of this Agreement.

     14.4. Counterparts. This Agreement may be executed in any number of counterparts by the parties hereto, each of which when so executed will be an original, but all of which together will constitute one and the same instrument.

     14.5. Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, such provision shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the parties’ expectations regarding this Agreement. Otherwise, the parties hereto agree to replace any invalid or unenforceable provision with a valid provision which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

     14.6. Assignment; Binding Effect. This Agreement shall not be assigned or delegated by either TRANSLink or the Contributor without the consent of the other party, and any assignment or delegation shall not be valid, without the express written consent of such other party. Notwithstanding the foregoing, TRANSLink may assign this Agreement in connection with a merger or similar transaction that involves a Change in Control or a sale or transfer of all or substantially all of its Transmission Assets. This Agreement shall be binding upon, and inure to the benefit of, the parties and their respective successors and permitted assigns.

     14.7. Additional Documents and Acts. Each party agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and of the transactions contemplated hereby.

     14.8. No Third Party Beneficiary. This Agreement is made solely for the benefit of the parties hereto and their successors and permitted assigns and no other Person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

     14.9. Injunctions. Irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. Therefore, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, such remedy being in addition to any other remedy to which any such party may be entitled at law or in equity.

     14.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law.

     14.11. Dispute Resolution.

          (a) Generally. Except as otherwise set forth herein, and whether or not specifically set forth or referenced hereunder, any dispute or controversy as may arise out of or relating to this Agreement, including any question regarding its existence, validity or construction shall be resolved as follows: (i) prior to the initiation of any action before a Governmental Authority, such dispute or controversy shall be subject to the alternative dispute resolution process set forth in Section 14.11(b) below; and (ii) thereafter, such dispute or controversy may be submitted to any Governmental Authority having jurisdiction under applicable law.

          (b) Alternative Dispute Resolution Process. To the fullest extent permitted by applicable law, any dispute or controversy arising out of or relating to this Agreement, or any breach thereof, shall be referred to one or more designated representatives of each party in dispute for resolution on an informal basis as promptly as practicable. In the event the designated representatives are unable to resolve the dispute within thirty (30) days or such other period as the affected parties may agree upon, the dispute that is the subject of the alternative dispute resolution process may be referred to arbitration, or other alternative processes as mutually agreed to by the parties, and if no satisfactory resolution is reached, the processes set forth herein shall terminate.

     14.12. Waiver.

     Either party may extend the time for or waive the performance of any obligation of the other party, waive any inaccuracies in the representations or warranties of such party, or waive compliance by such party with any of the terms and conditions contained in this Agreement. Any such extension or waiver shall be in writing and executed by the party granting the waiver.

     14.13. Amendment and Modification.

     (a)  Unless otherwise set forth herein and subject to Section 14.13(b) below, this Agreement may be amended, modified, or supplemented only by written agreement of the parties hereto.

     (b)  Subject to Section 14.13(c) below, the Contributor retains the right to submit a unilateral application to FERC under Section 205 of the Federal Power Act or other applicable provisions thereof (and the applicable regulations of FERC), as the same may be amended from time to time, to adjust the Monthly Contribution Fee set forth in Schedule 5.1 attached hereto.

     (c)  Prior to submitting an application to FERC pursuant to Section 14.13(b) above, (i) the Contributor shall first advice TRANSLink of the proposed adjustment, including the relevant text of, and the Contributor’s justification and rationale for, such proposed adjustment, (ii) TRANSLink and the Contributor shall attempt to negotiate in good faith to reach an agreement on an adjustment for at least thirty (30) days, or such other time period as the parties may mutually agree, and (iii) in the event that TRANSLink and the Contributor are unable to mutually agree upon a proposed adjustment, the Contributor may then file a unilateral application in accordance with Section 14.13(b); provided, that the Contributor may not request an effective date for a proposed adjustment to its Monthly Contribution Fee that is less than sixty (60) days after the filing of the application.

     14.14. Survival of Terms and Conditions.

     Section 3.14, the provisions of this Agreement related to any representations and warranties, indemnification obligation pursuant to Article X, the recovery of damages sustained hereunder and the exercise of remedies generally shall survive its termination to the full extent necessary for their enforcement and the protection of the party in whose favor they run.

     14.15. Time of the Essence . A material consideration of the parties entering into this Agreement is that the parties will make all required payments as and when due and will perform all other obligations under this Agreement in a timely manner. Except as otherwise specifically provided in this Agreement, time is of the essence of each and every provision of this Agreement.

     14.16. Schedules.

     Any matter disclosed by a party on any schedule hereto shall be deemed to be disclosed by such party on all other applicable schedules, provided that such party has attempted in good faith to disclose such matter on all schedules wherein such disclosure is appropriate to make such schedules true and correct.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Asset Contribution Agreement to be executed by their duly authorized representatives as of the date first set forth above.

TRANSLINK TRANSMISSION COMPANY, LLC

By: TRANSLINK MANAGEMENT CORPORATION, its Managing Member

By:

Name:
Title:

[CONTRIBUTOR]

By:

Name:
Title:

Asset Contribution Agreement

Schedule 5.1

DETERMINATION OF THE MONTHLY CONTRIBUTION FEE

The Monthly Contribution Fee payable pursuant to Section 5.1 of this Agreement for each month during the Term shall be determined on a monthly basis in accordance with the formula set forth in Appendix 1 to this Schedule 5.1, adjusted in accordance with Appendix 2 to this Schedule 5.1. To the extent that actual amounts recorded in the books and records of the Contributor present more accurate information than would be derived using the formula allocations, the formula set forth in Appendix 1 shall provide that those recorded amounts will be used in computing the Monthly Contribution Fee. The Contributor’s Annual Transmission Revenue Requirement (“ATRR”) shall be calculated annually, in accordance with the appendices to this Schedule 5.1, based on data for the prior period end.

Schedule 5.1

APPENDIX 1

FORMULA FOR CALCULATION OF THE ANNUAL TRANSMISSION REVENUE
REQUIREMENT WITH RESPECT TO FACILITIES CONTRIBUTED TO TRANSLINK BY
THE CONTRIBUTOR PURSUANT TO THIS ASSET CONTRIBUTION AGREEMENT

Participant Transmission Cost of Service (Form 1 Based)

Rate Formula Template
Formula Rate - Non-Levelized	Utilizing FERC Form 1 Base Data

COMPANY NAME:

DETERMINATION OF NET ANNUAL TRANSMISSION REVENUE REQUIREMENTS

Notes Referred to Below Pertain to the Notes and References Section Beginning on Page 9

	(1)	(2)	(3)	(4)	(5)
Line					Allocated
No.					Amount

1	Gross Annual Transmission Revenue Requirement (page 3, line 29)				$—
	REVENUE CREDITS	(Note T, Page 10)	Total	Allocator

2	Account No. 454		0	TP 0.00000	0
3	Account No. 456		0	TP 0.00000	0
4	Revenues from Grandfathered Interzonal Transactions		0	TP 0.00000	0
5	Revenues from service provided by the ISO at a discount		0	TP 0.00000	0
6	TOTAL REVENUE CREDITS (sum lines 2-5)				0
7	NET REVENUE REQUIREMENT(line 1 minus line 6)				$—

2

DETERMINATION OF GROSS ANNUAL TRANSMISSION REVENUE REQUIREMENTS

	(1)	(2)	(3)	(4)	(5)
Line		Form No. 1			Transmission
No.	RATE BASE:	Page, Line, Col.	Company Total	Allocator	(Col 3 times Col 4)

	GROSS PLANT IN SERVICE
1	Production	206.42.g	0	NA
2	Transmission	206.53.g	0	TP 0.00000	0
3	Distribution	206.69.g	0	NA
4	General & Intangible	205.5.g & 206.83.g	0	W/S 0.00000	0
5	Common	356	0	CE 0.00000	0

6	TOTAL GROSS PLANT (sum lines 1-5)		0	GP= 0.000%	0
	ACCUMULATED DEPRECIATION
7	Production	219.18-22.c	0	NA
8	Transmission	219.23.c	0	TP 0.00000	0
9	Distribution	219.24.c	0	NA
10	General & Intangible	219.25.c	0	W/S 0.00000	0
11	Common	356	0	CE 0.00000	0

12	TOTAL ACCUM. DEPRECIATION (sum lines 7-11)		0		0
	NET PLANT IN SERVICE
13	Production	(line 1- line 7)	0
14	Transmission	(line 2- line 8)	0		0
15	Distribution	(line 3 - line 9)	0
16	General & Intangible	(line 4 - line 10)	0		0
17	Common	(line 5 - line 11)	0		0

18	TOTAL NET PLANT (sum lines 13-17)		0	NP= 0.000%	0
	ADJUSTMENTS TO RATE BASE (Note F)
19	Account No. 281 (enter negative 273.8.k)		0	NA zero	0
20	Account No. 282 (enter negative 275.2.k)		0	NP 0.00000	0
21	Account No. 283 (enter negative 277.9.k)		0	NP 0.00000	0
22	Account No. 190 234.8.c		0	NP 0.00000	0
23	Account No. 255 (enter negative 267.h.8)		0	NP 0.00000	0

24	TOTAL ADJUSTMENTS (sum lines 19- 23)		0		0
25	LAND HELD FOR FUTURE USE214.x.d (Note G)		0	TP 0.00000	0
	WORKING CAPITAL (Note H)
26	CWC Using 1/8 O&M	calculated on this shee	0		0
27	Materials & Supplies (Note G)	227.6.c & .15.c	0	TE 0.00000	0
28	Prepayments (Account 165)	110.46.d	0	GP 0.00000	0

29	TOTAL WORKING CAPITAL (sum lines 26 - 28)		0		0

30	RATE BASE (sum lines 18, 24, 25, & 29)		0		0

3

	(1)	(2)	(3)	(4)		(5)
Line		Form No. 1				Transmission
No.	INCOME STATEMENT:	Page, Line, Col.	Company Total	Allocator		(Col 3 times Col 4)

	O&M
1	Transmission	321.100.b	0	TE	0.00000	0
2	Less Account 565	321.88.b	0		1.00000	0
3	A&G	323.168.b	0	W/S	0.00000	0
4	Less FERC Annual Fees	350.27	0	W/S	0.00000	0
5	Less EPRI & Reg. Comm. Exp. & Non-safety Ad. (Note		0	W/S	0.00000	0
5a	Plus Transmission Related Reg. Comm. Exp. (Note I)		0	TE	0.00000	0
6	Common	356.1	0	CE	0.00000	0
7	Transmission Lease Payments		0		1.00000	0

8	TOTAL O&M (sum lines 1, 3, 5a, 6, 7 less lines 2, 4, 5)		0			0
	DEPRECIATION EXPENSE
9	Transmission	336.7.b	0	TP	0.00000	0
10	General	336.9.b	0	W/S	0.00000	0
11	Common	336.10.b	0	CE	0.00000	0

12	TOTAL DEPRECIATION (Sum lines 9 - 11)		0			0
	TAXES OTHER THAN INCOME TAXES (Note J)
	LABOR RELATED
13	Payroll	262.i	0	W/S	0.00000	0
14	Highway and vehicle	262.i	0	W/S	0.00000	0
15	PLANT RELATED
16	Property	262.i	0	GP	0.00000	0
17	Gross Receipts	262.i	0	NA	zero	0
18	Other	262.i	0	GP	0.00000	0
19	Payments in lieu of taxes		0	GP	0.00000	0

20	TOTAL OTHER TAXES (sum lines 13 - 19)		0			0
	INCOME TAXES:	(Note K)
21	T=1 - {[(1 - SIT) * (1 - FIT)] / (1 - SIT * FIT * p)} =
22	CIT=(T/1-T) * (1-(WCLTD/R)) =		0.00%
	where WCLTD=(page 4, line 27) and R= (page 4, line30) and FIT, SIT & p are as given in footnote K.
23	1 / (1 - T) = (from line 21)		0.0000
24	Amortized Investment Tax Credit (266.8f) (enter negative)		0
25	Income Tax Calculation = line 22 * line 28		0	NA		0
26	ITC adjustment (line 23 * line 24)		0	NP	0.00000	0

27	Total Income Taxes	(line 25 plus line 26)	0			0
28	RETURN		0	NA		0
	[Rate Base (page 2, line 30) * Rate of Return (page 4, line 30)]

29	REV. REQUIREMENT (sum lines 8, 12, 20, 27, 28)		0			0

4

     SUPPORTING CALCULATIONS, ALLOCATORS, AND NOTES:

Line
No.	TRANSMISSION PLANT INCLUDED IN ITC RATES (Included for Optional Use Only. Most Likely 100%)

1	Total transmission plant (page 2, line 2, column 3)							0
2	Less transmission plant excluded from ITC rates (Note M)							0
3	Less transmission plant included in OATT Ancillary Services (Note N)							0

4	Transmission plant included in ISO rates (line 1 less lines 2 & 3)							0
5	Percentage of transmission plant included in ISO Rates (line 4 divided by line 1)						TP =	0.00000
	TRANSMISSION EXPENSES ADJUSTMENT ALLOCATOR
6	Total transmission expenses (page 3, line 1, column 3)							0
7	Less transmission expenses included in OATT Ancillary Services (Note L)							0

8	Included transmission expenses (line 6 less line 7)							0
9	Percentage of transmission expenses after adjustment (line 8 divided by line 6)							0.00000
10	Percentage of transmission plant included in ISO Rates (line 5)						TP	0.00000
11	Percentage of transmission expenses included in ISO Rates (line 9 times line 10)						TE =	0.00000

	WAGES & SALARY ALLOCATOR (W&S)

		Form 1 Reference	$		TP	Allocation

12	Production	354.18.b		0	0.00	0
13	Transmission	354.19.b		0	0.00	0
14	Distribution	354.20.b		0	0.00	0		W&S Allocator
15	Other	354.21,22,23.b		0	0.00	0		($ / Allocation	)

16	Total (sum lines 12-15)			0		0	=	0.00000		=	WS

	COMMON PLANT ALLOCATOR (CE) (Note O)

			$			% Electric		W&S Allocator
17	Electric	200.3.c		0		(line 17 / line 20)		(line 16)			CE
18	Gas	200.3.d		0		0.00000	*	0.00000		=	0.00000
19	Water	200.3.e		0

20	Total (sum lines 17 - 19)			0

	RETURN (R)

								$

21		Long Term Interest (117, sum of 56c through 60c)						$0
22		Preferred Dividends (118.29c) (positive number)						$—
	Development of Common Stock:
23		Proprietary Capital (112.14d)						0
24		Less Preferred Stock (line 28)						0
25		Less Account 216.1 (112.12d) (enter negative)						0

26		Common Stock (sum lines 23-25)						0

						Cost
			$		%	(Note P)		Weighted

27	Long Term Debt (112, sum of 16d through 19d)			0	0%	0.0000		0.0000		=	WCLTD
28	Preferred Stock (112.3d)			0	0%	0.0000		0.0000
29	Common Stock (line 26)			0	0%	0.0000		0.0000

30	Total (sum lines 27-29)			0				0.0000		=	R

5

Schedule 5.1

Calculation of the Monthly Contribution Fee

CONTRIBUTED ASSETS

				Preferred			Cash	Contributor
		Appendix 1 Reference	Debt Service	Stock	Equity	Total	Investments	Total

			(1)	(2)	(3)	(4)	(5)	(6)
1	Capital Structure	Page 5, lines 27 - 29	0.00%	0.00%	0.00%
2	Contributed Rate Base	Page 3, line 30	$—	$—	$—	$—
3	Financing Proceeds per Asset Contribution Agreement Section 5.1 (d):
	a) Up to amount of line 2, col 1			$—
	b) Excess, up to amount of line 2, col 2				$—
	c) Excess over Lines 5 a) + 5 b)			$—
4	Net Investment (line 2 minus line 3)		$—	$—	$—	$—
5	Rate of Return	Page 5, lines 27 - 29		0.00%	0.00%	0.00%

6	Return (line 4 * line 5)		$—	$—	$—	$—
7	Cumulative Depreciation Expense - Post-Contribution Date						$—
8	Additional Contributed Cash per Article 3.3 of LLC Agreement						$—
9	Allocated TRANSLink Income per Article 4 of LLC Agreement						$—
10	Cash Distributions per Article 5.1 of LLC Agreement						$—
11	Other Capital Account Adjustments						$—
12	Allocated New TLK ADIT						$—

13	Net (sum lines 7 - 12)						$—
14	Return on Equity % - TRANSLink						0.00%

15	Equity Return Component - Cash Investments (line 13 * line 14)						$—
16	Total Return (line 6 plus line 15)		$—	$—	$		$—	$
17	Tax Rate	Page 4, line 22		0.00%	0.00%		0.00%
18	Income Tax [(line 16/(1 - line17)) - line 16]		$—	$—	$—	$—	$—	$—
19	ITC Amortization/Adjustment for Prior Flow-Through	Page 4, line 26	$—	$—	—	—	$—	$—

20	Net Return, pre-tax (sum lines 16, 18 & 19)		$—	$	$—	$	$—	$—

21	Monthly Equity Return Component (line 20, cols 3 & 5, / 12)				$—		$	$—
22	Monthly Non-Equity Component (line 20, cols 1 & 2 / 12)		$—	$				$

Schedule 5.1

APPENDIX 2

CONTRIBUTOR-SPECIFIC ADJUSTMENTS

1.	Charges for Direct Assignment Facilities or Distribution Facilities provided by the Contributor required for transactions under the RTO’s OATT in accordance with the terms and conditions in Schedule 11 and other applicable provisions under the RTO’s OATT.

2.	Credit extended to a grandfathered Network Customer that owns existing transmission facilities that are integrated with TRANSLink’s transmission system in accordance with the terms and conditions of the RTO’s OATT.

3.	Charges for ancillary services provided by the Contributor in accordance with the terms and conditions for transactions under the RTO’s OATT.

4.	Contributor’s portion of the TRANSLink Super-Regional Rate Adjustment (SRA) charges collected from the Alliance RTO participants and distributed to the Midwest ISO.

5.	Contributor’s portion of the Midwest ISO’s revenue allocations from drive-through and drive-out rate charges collected under the Midwest ISO’s OATT.

Schedule 6.1(c)(i)

PARTICIPANT SERVICES AND OTHER REQUIREMENTS

2